NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 25, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 13, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Instructure Holdings, Inc.and Icon Acquisition Sub Inc., a wholly owned subsidiary of Icon Parent Inc., which are each affiliates of investment funds managed by Kohlberg Kravis Roberts & Co. L.P. became effective on November 13, 2024. Each shares of Instructure Holdings, Inc. Common Stock was converted into USD 23.60 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 13, 2024 .